Exhibit 99.1

Pulmonx Reports Record Fourth Quarter and Full Year 2024 Financial Results

Redwood City, CA – February 19, 2025 – Pulmonx Corporation (Nasdaq: LUNG) (“Pulmonx” or the "Company"), a global leader in minimally invasive treatments for lung disease, today reported financial results for the fourth quarter and full year ended December 31, 2024.

Recent Highlights
•Delivered $83.8 million in worldwide revenue for the full year of 2024, a 22% increase over the prior year
•Achieved record worldwide revenue of $23.8 million for the fourth quarter of 2024, a 23% increase over the same period last year on an as reported and constant currency basis
•Set a record of $15.9 million and $56.5 million in U.S. revenue for the fourth quarter 2024 and the full year 2024, representing 16% and 23% year-over-year growth, respectively
•Realized gross margin of 74% in the fourth quarter of 2024 and 74% for the full year of 2024
•Added 11 new Zephyr® Valve U.S. treatment centers in the fourth quarter of 2024
•Partnered with American Lung Association to launch new educational initiatives for COPD patients and providers
•Implemented LungTraXTM software platform in first U.S. pilot sites

“Our record quarterly and full year results underscore the continued success of our focused strategy and execution in further expanding our account base, optimizing patient workflows, and raising awareness among both patients and referring physicians,” said Steve Williamson, President & Chief Executive Officer. “With strong underlying demand and ongoing momentum, particularly with the pilot launch of the LungTraX software platform, we are confident in our ability to drive long-term, sustainable growth in 2025 and beyond.”

Fourth Quarter 2024 Financial Results
Total worldwide revenue in the fourth quarter of 2024 was $23.8 million, a 23% increase from $19.3 million in the fourth quarter of 2023 and an increase of 23% on a constant currency basis. U.S. revenue was $15.9 million, a 16% increase from the fourth quarter of 2023. International revenue was $7.9 million, a 42% increase compared to the fourth quarter of 2023, and a 40% increase on a constant currency basis.

Gross profit in the fourth quarter of 2024 was $17.6 million, compared to $14.4 million for the fourth quarter of 2023. Gross margin for the fourth quarter of 2024 was 74%, compared to 75% for the same period in 2023.

Operating expenses in the fourth quarter of 2024 were $31.0 million, compared to $28.3 million for the fourth quarter of 2023, representing an increase of 9%. The increase in operating expenses was primarily attributable to continued investments in our commercial activities and higher clinical expenses.

Net loss in the fourth quarter of 2024 was $13.2 million, or $0.33 per share, compared to a net loss of $13.9 million, or $0.36 per share, for the same period in 2023.

Adjusted EBITDA loss in the fourth quarter of 2024 was $7.5 million compared to $8.4 million for the same period in 2023.

Full Year 2024 Financial Results
Total worldwide revenue for the full year of 2024 was $83.8 million, a 22% increase from $68.7 million for the full year of 2023 and an increase of 22% on a constant currency basis. U.S. revenue was $56.5 million, a 23% increase from $45.9 million for the full year of 2023. International revenue was $27.3 million, a 20% increase from $22.8 million for the full year of 2023, and a 19% increase on a constant currency basis. The growth in revenue reflects continued commercial momentum and adoption of Zephyr Valve procedures.

Gross profit for the full year of 2024 was $62.0 million, a 22% increase compared to $50.8 million for the full year of 2023. Gross margin for the full year of 2024 was 74%, approximately in line with the prior year.

Operating expenses for the full year of 2024 were $119.7 million, compared to $112.7 million for the full year of 2023, representing an increase of 6%. The increase in operating expenses was primarily attributable to continued investments in our commercial activities and clinical development costs related to our AeriSeal program.

Net loss for the full year of 2024 was $56.4 million, or $1.44 per share, compared to a net loss of $60.8 million, or $1.60 per share, for the same period in 2023.

Adjusted EBITDA loss for the full year of 2024 was $31.3 million compared to $39.0 million for the full year of 2023.

Cash, cash equivalents, and marketable securities totaled $101.5 million as of December 31, 2024.

Full Year 2025 Financial Guidance
Pulmonx expects revenue for the full year 2025 to be in the range of $96 million to $98 million, representing growth of 15% to 17% compared to 2024, or 16% to 18% on a constant currency basis, as our guidance assumes a negative impact from foreign exchange on reported revenue growth of approximately 100 basis points.

The Company expects gross margin for the full year 2025 to be approximately 74%.

Pulmonx expects total operating expenses for the full year 2025 to fall within the range of $133 million to $135 million, inclusive of approximately $22 million of non-cash stock-based compensation.

Webcast and Conference Call Details
Pulmonx will host a conference call today, February 19, 2025, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its fourth quarter and full year 2024 financial results and to discuss its full year 2025 financial guidance. A live webcast of the conference call will be available on the Investor Relations section of the Company's website at https://investors.pulmonx.com/. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures
To supplement Pulmonx’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, Pulmonx provides certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results, may provide a more complete understanding of factors and trends affecting Pulmonx’s business.

Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. Pulmonx uses results on a constant currency basis as one measure to evaluate its performance. Pulmonx calculates constant currency by calculating current-year results using foreign currency exchange rates from the applicable comparable period in the prior year. Pulmonx generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. Pulmonx believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Pulmonx generally uses constant currency to facilitate management's financial and operational decision-making, including evaluation of Pulmonx’s historical operating results.

The Company defines Adjusted EBITDA as earnings before interest income or expense, taxes, depreciation and amortization and stock-based compensation and may also exclude certain non-recurring, irregular or one-time items not reflective of our ongoing core business operations. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. Further, management uses adjusted EBITDA for strategic and annual operating planning. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance.

Reconciliation of non-GAAP financial measures to the most comparable GAAP measures for the fourth quarter and full year ended December 31, 2024 and 2023 is set forth in the tables below.

The non-GAAP financial measures used by Pulmonx should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect our strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding our strategy and execution in further optimizing patient workflows, and raising awareness among both patients and referring physicians, our expectations regarding demand and ongoing momentum, including with respect to the pilot launch of the LungTraX software platform, our ability to drive long-term, sustainable growth in 2025 and beyond, our possible or assumed future results of operations, including long-term outlook, descriptions of our revenues, total operating expenses, gross margin, guidance for full year 2025, and overall business strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of our filings with the Securities and Exchange Commission (“SEC”), including our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, filed with the SEC on November 1, 2024, available at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, we undertake no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business.

About Pulmonx Corporation
Pulmonx Corporation (Nasdaq: LUNG) is a global leader in minimally invasive treatments for chronic obstructive pulmonary disease (COPD). Pulmonx’s Zephyr® Endobronchial Valve, Chartis® Pulmonary Assessment System, LungTraX™ Platform, and StratX® Lung Analysis Report are designed to assess and treat patients with severe emphysema/COPD who despite medical management are still profoundly symptomatic. Pulmonx received FDA pre-market approval to commercialize the Zephyr Valve following its designation as a “breakthrough device.” The Zephyr Valve is commercially available in more than 25 countries, is included in global treatment guidelines and is widely considered a standard of care treatment option for improving breathing, activity and quality of life in patients with severe emphysema. For more information on the Zephyr Valves and the company, please visit www.Pulmonx.com.

Pulmonx®, AeriSeal®, Chartis®, StratX®, and Zephyr® are registered trademarks and LungTraXTM is a trademark of Pulmonx Corporation.

Investor Contact
Brian Johnston
Laine Morgan
Gilmartin Group
investors@pulmonx.com

Pulmonx Corporation
Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue	$23,765	$19,278	$83,789	$68,675
Cost of goods sold	6,175	4,878	21,788	17,923
Gross profit	17,590	14,400	62,001	50,752
Operating expenses
Research and development	4,001	3,896	17,570	18,080
Selling, general and administrative	27,006	24,423	102,135	94,607
Total operating expenses	31,007	28,319	119,705	112,687
Loss from operations	(13,417)	(13,919)	(57,704)	(61,935)
Interest income	1,045	1,541	5,061	5,568
Interest expense	(842)	(905)	(3,507)	(3,232)
Other income (expense), net	77	(357)	256	(673)
Net loss before tax	(13,137)	(13,640)	(55,894)	(60,272)
Income tax expense	38	248	500	571
Net loss	$(13,175)	$(13,888)	$(56,394)	$(60,843)
Net loss per share attributable to common stockholders, basic and diluted	$(0.33)	$(0.36)	$(1.44)	$(1.60)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	39,581,760	38,377,404	39,111,073	37,974,567

Pulmonx Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$70,905	$83,547
Restricted cash	257	237
Short-term marketable securities	30,577	33,555
Accounts receivable, net	13,120	12,105
Inventory	16,915	16,743
Prepaid expenses and other current assets	4,474	4,235
Total current assets	136,248	150,422
Long-term marketable securities	—	14,390
Long-term inventory	1,681	2,580
Property and equipment, net	2,907	4,028
Goodwill	2,333	2,333
Intangible assets, net	—	31
Right of use assets	18,545	3,406
Other long-term assets	1,136	591
Total assets	$162,850	$177,781
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,827	$1,497
Accrued liabilities	16,472	16,234
Income taxes payable	49	93
Deferred revenue	135	104
Short-term debt	3,176	2,155
Current lease liabilities	778	3,074
Total current liabilities	24,437	23,157
Deferred tax liability	87	114
Long-term lease liabilities	18,515	1,106
Long-term debt	34,002	35,089
Total liabilities	77,041	59,466
Stockholders' equity
Common stock	40	39
Additional paid-in capital	551,211	526,797
Accumulated other comprehensive income	2,113	2,640
Accumulated deficit	(467,555)	(411,161)
Total stockholders' equity	85,809	118,315
Total liabilities and stockholders' equity	$162,850	$177,781

Pulmonx Corporation
Reconciliation of Reported Revenue % Change to Constant Currency Revenue % Change
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2024	2023	% Change	FX Impact %	Constant Currency % Change
United States	$15,879	$13,720	15.7%	—%	15.7%
International	7,886	5,558	41.9%	2.2%	39.7%
Total	$23,765	$19,278	23.3%	0.7%	22.6%

	Twelve Months Ended December 31,
	2024	2023	% Change	FX Impact %	Constant Currency % Change
United States	$56,465	$45,917	23.0%	—%	23.0%
International	27,324	22,758	20.1%	1.2%	18.9%
Total	$83,789	$68,675	22.0%	0.4%	21.6%

Pulmonx Corporation
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
GAAP Net loss	$(13,175)	$(13,888)	$(56,394)	$(60,843)
Depreciation and amortization	294	287	1,493	1,548
Stock-based compensation	5,523	5,598	22,955	22,101
Impairment of capitalized software development costs	—	—	1,717	—
Interest (income)/expense, net	(203)	(636)	(1,554)	(2,336)
Provision for income taxes	38	248	500	571
Adjusted EBITDA	$(7,523)	$(8,391)	$(31,283)	$(38,959)